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                                                                      EXHIBIT 11

                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

     Net income (loss) per common share are based upon the weighted average number of shares outstanding as well as the dilutive effect of stock options and warrants. If applicable, dividends on preferred stock are deducted from earnings available for common shares.

                                                                       1995            1994
                                                                    -----------     -----------
Net income (loss).................................................  $(3,316,000)    $   720,000
Preferred Stock Dividends.........................................            0          98,000
                                                                    -----------     -----------
Net Income (Loss) Attributable to Common Shares...................  $(3,316,000)    $   622,000
                                                                    -----------     -----------
Weighted Average Shares Outstanding During the Period.............   13,595,382      10,782,203
Dilutive Effect of Stock Options and Warrants.....................            0       2,084,824
                                                                    -----------     -----------
Total Weighted Average Number of Common Shares Outstanding........   13,595,382      12,867,027
                                                                    -----------     -----------
Net Income (Loss) Per Common Share................................  $     (0.24)    $     (0.04)